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                        April 28, 2022

       Gabrielle Heaton
       Director of Finance and Administration
       Kazia Therapeutics Ltd
       Three International Towers Level 24
       300 Barangaroo Avenue
       Sydney, New South Wales 2000
       Australia

                                                        Re: Kazia Therapeutics
Ltd
                                                            Form 20-F for the
fiscal year ended June 30, 2021
                                                            Filed October 7,
2021
                                                            File No. 000-29962

       Dear Ms. Heaton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences